EXHIBIT 11
                                   ----------


                   COMPUTATION OF NET INCOME PER COMMON SHARE
                   ------------------------------------------

                                                      December 31
                                        --------------------------------------
                                           2002          2001          2000
                                        ----------    ----------    ----------

Net Income                              $  170,009    $  721,741    $1,118,805
                                        ==========    ==========    ==========



Weighted Average of Common
 Shares Outstanding                      1,604,163     1,604,163     1,604,163

Dilutive Effect of Stock Option             42,869        63,641        70,824
                                        ----------    ----------    ----------

                                         1,647,032     1,667,804     1,674,987
                                        ==========    ==========    ==========


Basic Net Income Per Common Share       $      .11    $      .45    $      .70
                                        ==========    ==========    ==========


Dilutive Net Income Per Common Share    $      .10    $      .43    $      .67
                                        ==========    ==========    ==========





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